Exhibit 99.2
Form 8-K
aVinci Media Corporation
File No. 000-17288

SEQUOIA MEDIA GROUP, LC

Financial Statements (Unaudited)
As of March 31, 2008 and December 31, 2007
and for the Three Months Ended March 31, 2008 and 2007

SEQUOIA MEDIA GROUP, LC

Unaudited Balance Sheets

	March 31,	December 31,
Assets	2008	2007
Current assets:
Cash	$985,461	$859,069
Accounts receivable	299,166	448,389
Inventory	40,302	21,509
Prepaid expenses	94,949	100,799
Deferred costs	265,142	294,602
Deposits and other current assets	9,030	44,201
Total current assets	1,694,050	1,768,569

Property and equipment, net	926,178	990,523
Intangibles, net	72,614	74,689
Other assets	20,408	20,408
Total assets	$2,713,250	$2,854,189

Liabilities and Members’ Deficit
Current liabilities:
Accounts payable	$55,280	$75,118
Accrued liabilities	1,183,825	823,772
Distribution payable	439,604	308,251
Current portion of capital leases	129,171	118,288
Current portion of deferred rent	50,771	38,580
Note payable	2,500,000	1,000,000
Deferred revenue	468,125	493,599
Total current liabilities	4,826,776	2,857,608

Capital lease obligations, net of current portion	201,649	222,611
Deferred rent, net of current portion	63,714	71,839
Total liabilities	5,092,139	3,152,058

Series B redeemable convertible preferred units, no par value, 12,000,000 units authorized; 8,804,984 units outstanding, respectively (liquidation preference of $6,603,182	6,603,182	6,603,182

Commitments and contingencies

Members’ deficit:
Series A convertible preferred units, no par value, 3,746,485 units authorized, 3,533,720 units outstanding (liquidation preference of $474,229)	474,229	474,229
Common units, no par value, 90,000,000 units authorized:
30,798,382 and 29,070,777 units outstanding, respectively.	4,700,607	4,211,737
Accumulated deficit	(14,156,907)	(11,587,017)
Total members’ deficit	(8,982,071)	(6,901,051)

Total liabilities and members’ deficit	$2,713,250	$2,854,189

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC

  Unaudited Statements of Operations

	Three-Months Ended
	March 31,
	2008	2007

Revenues	$73,496	$173,911

Operating expense:
Cost of sales	173,097	21,615
Research and development	560,377	344,429
Selling and marketing	517,161	298,817
General and administrative	1,144,240	597,120
Depreciation and amortization	56,998	43,245

Total operating expense	2,451,873	1,305,226

Loss from operations	(2,378,377)	(1,131,315)

Other income (expense):
Interest income	11,129	4,546
Interest expense	(71,289)	(342,242)

Net other income (expense)	(60,160)	(337,696)

Net loss	(2,438,537)	(1,469,011)

Distributions on Series B redeemable convertible preferred units	(131,353)	–

Net loss applicable to common units	$(2,569,890)	$(1,469,011)

Loss per common unit – basic and diluted	$(0.09)	$(0.07)

Weighted average common units – basic and diluted	30,228,842	21,547,422

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC

Unaudited Statement of Changes in Members’ Deficit

Three-Months Ended March 31, 2008

	Series A Convertible
	Preferred		Common		Accumulated	Members’
	Units	Amount	Units	Amount	Deficit	Deficit

Balance, January 1, 2008	3,533,720	$474,229	29,070,777	$4,211,737	$(11,587,017)	$(6,901,051)

Issuance of common units from exercise of warrants	–	–	1,727,605	414,626	–	414,626

Employee equity-based compensation	–	–	–	74,244	–	74,244

Distributions on Series B redeemable convertible preferred units	–	–	–	–	(131,353)	(131,353)

Net loss	–	–	–	–	(2,438,537)	(2,438,537)

Balance, March 31, 2008	3,533,720	$474,229	30,798,382	$4,700,607	$(14,156,907)	$(8,982,071)

See accompanying notes to financial statements.

SEQUOIA MEDIA GROUP, LC

Unaudited Statements of Cash Flows

	Three-Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(2,438,537)	$(1,469,011)
Adjustments to reconcile net loss to net
cash used in operating activities
Depreciation and amortization	110,607	147,422
Accretion of debt discount	–	136,275
Equity-based compensation	74,244	14,351
(Gain) Loss on disposal of equipment	(38)	1,063
Decrease (increase) in:
Accounts receivable	149,223	2,500
Unbilled accounts receivable	–	72,830
Inventory	(18,793)	–
Prepaid expenses	5,850	50,511
Deferred costs	29,460	85,499
Other current assets	171	–
Deposits	35,000	(54,163)
Increase (decrease) in:
Accounts payable	(19,838)	(75,498)
Accrued liabilities	360,053	113,318
Deferred rent	4,066	–
Deferred revenue	(25,474)	116,680

Net cash used in operating activities	(1,734,006)	(858,223)

Cash flows from investing activities:
Purchase of property and equipment	(24,295)	(51,386)
Purchase of intangible assets	(425)	–

Net cash used in investing activities	(24,720)	(51,386)

Cash flows from financing activities:
Proceeds from convertible notes and debentures	–	1,000,000
Proceeds from notes payable	1,500,000	–
Payments of loan costs	–	(82,080)
Proceeds from related party notes payable	–	20,000
Proceeds from conversion of warrants to common units	414,626	–
Payments on obligations under capital lease	(29,508)	(7,545)

Net cash provided by financing activities	1,885,118	930,375

Net change in cash	126,392	20,766

Cash at beginning of period	859,069	168,692

Cash at end of period	$985,461	$189,458

Cash paid for interest and income taxes	$11,428	$673

See accompanying notes to financial statements

SEQUOIA MEDIA GROUP, LC

Unaudited Statements of Cash Flows
Continued

Supplemental schedule of non-cash investing and financing activities:

During the three months ended March 31, 2008:

•	The Company accrued distributions payable on Series B redeemable convertible preferred units of $131,353.

•	The Company acquired $19,429 of office equipment through capital lease agreements.

During the three months ended March 31, 2007:

•	The Company acquired $37,600 of office furniture through capital lease agreements.

See accompanying notes to financial statements

SEQUOIA MEDIA GROUP, LC

Unaudited Notes to Financial Statements

1.  Description of Organization and Summary of Significant Accounting Policies

Organization and Nature of Operations
Sequoia Media Group, LC (the Company), a Utah limited liability company, was formed on March 28, 2003.  The Company develops and sells an engaging way for anyone to tell their “Story” with personal digital expressions.  The Company’s products simplify and automate the process of creating professional-quality multi-media productions using personal photos and videos.

Basis of Presentation
The accompanying financial statements are presented in accordance with U.S. generally accepted accounting principles.

Unaudited Information
In the opinion of management, the accompanying unaudited financial statements as of March 31, 2008 and for the three months ended March 31, 2008 and 2007 reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (US GAAP) have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the following disclosures, when read in conjunction with the annual financial statements and the notes included in this filing, are adequate to make the information presented not misleading.  Results for the three-month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the year ended December 31, 2008.

Concentration of Credit Risk and Significant Customer
The Company maintains its cash in bank demand deposit accounts, which at times may exceed the federally insured limit or may be maintained in non-insured institutions. As of March 31, 2008 and December 31, 2007, the Company had approximately $985,361 and $952,752, respectively, in excess of the insured limits, primarily in cash equivalents. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk with respect to cash.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. In the normal course of business, the Company provides credit terms to its customers and requires no collateral.

Four customers accounted for 51%, 17%, 15%, and 11% of total revenue during the three months ended March 31, 2008.  One customer accounted for 100% of total revenue for the three months ended March 31, 2007.  As of March 31, 2008, two customers accounted for 61% and 30% of accounts receivable.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Net Loss per Common Unit
Basic earnings (loss) per unit (EPS) is calculated by dividing income (loss) available to common unit holders by the weighted-average number of common units outstanding during the period.

Diluted EPS is similar to Basic EPS except that the weighted-average number of common units outstanding is increased using the treasury stock method to include the number of additional common units that would have been outstanding if the dilutive potential common units had been issued. Such potentially dilutive common units include stock options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures. Units having an antidilutive effect on periods presented are not included in the computation of dilutive EPS.

The average number of units of all stock options and warrants granted, all convertible preferred stock, redeemable convertible preferred stock and convertible debentures have been omitted from the computation of diluted net loss per common unit because their inclusion would have been anti-dilutive for the periods ended March 31, 2008 and 2007.

For the three months ended March 31, 2008 and 2007, the Company had 18,541,704 and 7,269,325 potentially dilutive units of common stock, respectively, not included in the computation of diluted net loss per common unit because it would have decreased the net loss per common unit. These options and warrants, convertible preferred stock, redeemable convertible preferred stock and convertible notes and debentures could be dilutive in the future.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash Equivalents
The Company considers all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable are recorded at net realizable values and are due within 30 days from the invoice date. The Company maintains allowances for doubtful accounts, when necessary, for estimated losses resulting from the inability of customers to make required payments. These allowances are based on specific facts and circumstances pertaining to individual customers and historical experience. Provisions for losses on receivables are charged to operations. Receivables are charged off against the allowances when they are deemed uncollectible.  As of March 31, 2008 and December 31, 2007, there were no allowances for doubtful accounts required against the Company’s receivables.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Inventories
Inventories are stated at the lower of cost or market determined using the first-in, first-out method.

Intangible Assets
Intangible assets consist of costs to acquire patents and licenses for use of certain music tracks.  All of the Company’s intangible assets have finite useful lives.

Intangible assets with finite useful lives are carried at cost, less accumulated amortization.  Amortization is calculated using the straight-line method over estimated useful lives.  Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.  As of March 31, 2008 and December 31, 2007, management determined that the carrying amounts of the Company’s intangible assets were not impaired.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization.  Property and equipment consists of computers, software and equipment, and furniture and fixtures. Depreciation and amortization are calculated using the straight-line method over the estimated economic useful lives of the assets or over the related lease terms (if shorter), which are three and five years, respectively.

Expenditures that materially increase values or capacities or extend useful lives of property and equipment are capitalized. Routine maintenance, repairs, and renewal costs are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are recorded in the statements of operations.

The Company reviews its property and equipment for impairment when events or changes in circumstances indicate that the carrying amount may be impaired.  If it is determined that the related undiscounted future cash flows are not sufficient to recover the carrying value, an impairment loss is recognized for the difference between carrying value and fair value of the asset.

As of March 31, 2008 and December 31, 2007, management determined the carrying amounts of the Company’s property and equipment were not impaired.

Revenue Recognition and Deferred Revenue
Prior to March 31, 2007, the Company generated the majority of its revenue from one customer.  The contract with this customer included software development, software license, post-contract support (PCS), and training.  Because the contract included the delivery of a software license, the Company accounted for the contract in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9, Modification of SOP 97-2 with Respect to Certain Transactions.  SOP 97-2 applies to activities that represent licensing, selling, leasing, or other marketing of computer software.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Because the contract included services to provide significant production, modification, or customization of software, in accordance with SOP 97-2, the Company accounted for the contract based on the provisions of Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts and the relevant guidance provided by SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts.  In accordance with these provisions, the Company determined to use the percentage-of-completion method of accounting to record the revenue for the entire contract.  The Company utilized the ratio of total actual costs incurred to total estimated costs to determine the amount of revenue to be recognized at each reporting date.

As of December 31, 2007, this contract was completed and all revenue under this contract had been recognized. The Company has no further obligations under this contract.

The Company records billings and cash received in excess of revenue earned as deferred revenue. The deferred revenue balance generally results from contractual commitments made by customers to pay amounts to the Company in advance of revenues earned. Revenue earned but not billed is classified as unbilled accounts receivable in the balance sheet.  The Company bills customers as payments become due under the terms of the customer’s contract. The Company considers current information and events regarding its customers and their contracts and establishes allowances for doubtful accounts when it is probable that it will not be able to collect amounts due under the terms of existing contracts.

Under the current business model, the Company generates revenue from the sale of software, equipment, software licenses, applications development and implementation services, support, training services, and product royalties.  The Company continues to apply the guidance provided in SOP 97-2 to recognize revenue on contracts that include a software component.  SOP 97-2 generally provides that until vendor specific objective evidence (VSOE) of fair value exists for the various components within the contract, that revenue is deferred until delivery of all elements except for PCS and training has occurred.

After all elements are delivered except for PCS and training, deferred revenue is recognized over the remaining term of the contract.  Because of the Company’s limited sales history, it does not have VSOE for the different components that may be included in sales contracts.

Once VSOE is established, the Company will allocate a portion of the contract fee to each undelivered element based on the relative fair values of the elements and allocate the fee for delivered software licenses using the residual method.  The Company plans to establish VSOE for the various elements of its contracts based on the price charged when the same element is sold separately. For consulting services, the Company plans to base VSOE on the rates charged when the services are sold separately under time-and-materials contracts.  The Company intends to base VSOE for training on the rates charged when training is sold separately for supplemental training courses.

For PCS, VSOE will be determined by reference to the renewal rate charged to the customer in future periods.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

For time-and-materials contracts, the Company plans to estimate a profit range and recognize the related revenue using the lowest probable level of profit estimated in the range. Billings in excess of revenue recognized under time-and-material contracts will be deferred and recognized upon completion of the time-and-materials contract or when the results can be estimated more precisely.

For fixed-price contracts, the Company intends to recognize revenue using the percentage-of-completion method of accounting and following the guidance in SOP 81-1. The Company will make adjustments, if necessary, to the estimates used in the percentage-of-completion method of accounting as work progresses under the contract and as experience is gained.

The Company intends to recognize support revenue from contracts for ongoing technical support and unspecified product updates ratably over the support period.

The Company plans to recognize training revenue as the services are performed.

The Company plans to recognize license revenues from software licenses that do not include services or where the related services are not considered essential to the functionality of the software, when the following criteria are met: a signed noncancellable license agreement with nonrefundable fees has been obtained; the software product has been delivered; there are no uncertainties surrounding product acceptance; the fees are fixed and determinable; and collection is considered probable.

For certain contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make estimates doubtful, the Company recognizes revenue under the completed-contract method of contract accounting.

In one contract entered into during 2007, the Company sold fulfillment equipment, hardware and software installation, and software licenses. The Company deferred all revenues related to these contracts as there was no VSOE established for the software portion of the product. During the quarter ended March 31, 2008, all elements of the contract were delivered except for PCS and training.  In accordance with SOP 97-2, deferred revenue is being recognized over the remaining term of the contract on a straight-line basis.

The Company capitalized the direct cost of the equipment and is amortizing it as the related revenue is recognized.

The Company entered into additional contracts during 2007 and 2008 in which the Company sells its product through a retailer. The product includes both software and the means to submit data to the Company for fulfillment. As there was no VSOE for the software portion of the product, the Company deferred all revenues related to these contracts until the only undelivered element of the contract was PCS and training in accordance with SOP 97-2.  During the quarter ended March 31, 2008, the Company started recognizing revenue under these contracts on a straight-line basis over the remaining term of the contract.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Software Development Costs
Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized.  The costs to develop software have not been capitalized as management has determined that its software development process is essentially completed concurrent with the establishment of technological feasibility.

Accounting for Equity Based Compensation
The Company accounts for equity-based-based compensation in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R) (revised 2004), Share-Based Payment which requires recognition of expense (generally over the vesting period) based on the estimated fair value of equity-based payments granted.  The effect of accounting for equity-based awards under SFAS No. 123(R) for the three months ended March 31, 2008 and 2007, was to record $74,244, and $14,351, respectively, of equity-based compensation expense in general and administrative expense.

The fair value of each share-based award was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions.

Expected dividend yield	–
Expected share price volatility	40%
Risk-free interest rate	4.06% - 4.89%
Expected life of options	2.5 years – 4.25 years

Income Taxes
Under the provisions of the Internal Revenue Code and applicable state laws, the Company is taxed similar to a partnership, and as a result, is not directly subject to income taxes. The results of its operations are included in the tax returns of its members. Therefore, no provision or benefit for income taxes has been included in the accompanying financial statements.

Pro forma income tax expense, as if the Company had been a taxable entity would have been $0 for each period presented in the statements of operations.

Reclassifications
Certain amounts in the 2007 financial statements have been reclassified to confirm to the 2008 presentation.

2.  Agreement and Plan of Merger

Effective December 6, 2007, Secure Alliance Holdings Corporation (SAH) a publicly held company and the Company executed an Agreement and Plan of Merger, whereby SAH agreed to acquire 100% of the issued and outstanding equity units of the Company. Each issued and outstanding membership interest of the Company will be converted into the right to receive .87096285 post-split shares of the SAH’s common stock, or approximately 80% of its post-reorganization outstanding common stock.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

On June 5, 2008, the Company closed the merger transaction described above.  In connection with the merger transaction, the unit holders of the Company exchanged all of their units for shares of common stock of SAH.  The number of shares of SAH stock received in the merger represent approximately 80% of the total outstanding shares of SAH.  Because the unit holders of the Company obtained a majority ownership in SAH through the merger, the transaction will be accounted for as a reverse merger.  As a result of the merger, the Company received approximately $7.3 million in cash to fund operations in addition to the $2.5 million previously loaned to the Company by SAH.

In connection with the Agreement and Plan of Merger, the Company entered into a Loan and Security agreement and Secured Note with SAH on December 6, 2007 in order to ensure adequate funds through the closing date. The agreement provides for SAH to loan a total of up to $2.5 million to the Company through the closing date. A total of $1 million was received under the Secured Note on December 6, 2007.  On January 15, 2008 and February 15, 2008, the Company received $1,000,000 and $500,000, respectively, under the Secured Note (see Note 4).  In connection with the merger closing the $2.5 million notes payable were eliminated.

3.           Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31, 2008	December 31, 2007

Bonuses payable	$689,000	$554,000
Payroll and payroll taxes payable	209,536	229,245
Contractual payments	213,333	-
Interest payable	59,861	-
Other	12,095	40,527

	$1,183,825	$823,772

4.           Notes Payable

In connection with the Agreement and Plan of Merger (see Note 2), the Company entered into a Loan and Security Agreement and Secured Note with Secure Alliance Holdings (SAH) Corporation on December 6, 2007 in order to ensure adequate funds through the merger closing date. The agreement provides for (SAH) to loan a total of up to $2.5 million to the Company through the merger closing date. A total of $1 million was received under the Secured Note as of December 31, 2007.  An additional $1,500,000 was advanced during the three months ended March 31, 2008.  The amounts advanced under the Secured Note were secured by all assets of the Company, accrued interest at 10% per annum and principal and interest were due and payable on December 31, 2008.  As disclosed in Note 2, in connection with the merger on June 5, 2008, the balance of notes payable of $2.5 million was eliminated.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

5.           Related Party Transactions

Consulting Agreement
During the three months ended March 31, 2008, pursuant to an agreement executed during the year ended December 31, 2007, the Company recorded expense of $243,333 for consulting services from Amerivon Holdings, Inc. (Amerivon), a significant shareholder of the Company.

Warrant Exercise
On January 30, 2008, Amerivon exercised 1,727,605 warrants to purchase common units of the Company for a total price of $414,626. This exercise increased Amerivon’s ownership percentage to 32.2% of common units and 43.4% of all common and convertible preferred units.

Notes Payable and Series B Redeemable Convertible Preferred Units
On January 19, 2007 and again on February 14, 2007, the Company issued $500,000 of convertible notes payable to Amerivon.  These convertible notes payable accrued interest at 9% per annum, and had a maturity date of June 30, 2007.  A beneficial conversion feature in the amount of $171,875 was recognized, $67,375 of which was accreted to interest expense as of March 31, 2007.

6.           Common and Preferred Units

As of March 31, 2008 and December 31, 2007, the Company had authorized 90,000,000 common units and 20,000,000 preferred units, all with no par value.  The Company has designated 3,746,485 preferred units as Series A and 12,000,000 preferred units as Series B.

Series A Convertible Preferred Units
During the period ended March 31, 2008, there were no Series A preferred units issued.  As of March 31, 2008 and December 31, 2007, there were 3,533,720 Series A preferred units outstanding.  In connection with the merger disclosed in Note 2 all series A preferred units were converted to common units and exchanged for common shares of SAH.

Series B Redeemable Convertible Preferred Units
During the period ended March 31, 2008, there were no Series B preferred units issued.

As of March 31, 2008 and December 31, 2007, there were 8,804,984 units of Series B preferred units outstanding.  In connection with the merger disclosed in Note 2 all series B preferred units were converted to common units and exchanged for common shares of SAH.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Common Units
As of March 31, 2008 and December 31, 2007, there were 30,798,382 and 29,070,777 common units outstanding respectively.  In connection with the merger disclosed in Note 2, all common units held were exchanged for common shares of SAH.

In accordance with an executed letter agreement with an institutional investor, on June 5, 2008, immediately proceeding the closing of the merger described in Note 2, the Company issued an additional 1,525,000 common units upon the voluntary conversion of all outstanding Series B preferred units owned by the investor.

7.           Options and Warrants

Common Unit Warrants
The following tables summarize information about common unit warrants as of March 31, 2008 and December 31, 2007:

	As of March 31, 2008 Outstanding and Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.46	1,190,000	1.25	$0.46

	As of December 31, 2007 Outstanding and Exercisable
Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$0.24	11,727,605	0.1	$0.24
0.46	1,190,000	1.5	0.46
$.24-.46	2,917,605	0.7	$0.33

During the three months ended March 31, 2008, 1,727,605 warrants with an exercise price of $.24 were exercised for total proceeds of $414,625 received by the Company.  All common unit warrants outstanding as of the date of the merger (described in Note 2) were converted into warrants to purchase the common stock of SAH.

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

Common Unit Options
The following tables summarize information about common unit options:

	March 31, 2008		December 31, 2007
	Number of shares	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	6,493,000	$0.21	818,000	$0.29
Granted	-	-	5,695,000	0.50
Exercised	-	-	-	-
Cancelled	43,000	0.51	(20,000)	0.36
Outstanding at end of year	6,450,000	0.47	6,493,000	0.47
Exercisable at year end	1,303,125	0.21	1,253,250	0.21
Weighted average fair value of options granted during the year	$-		$0.29

As of March 31, 2008
	Outstanding			Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years
$0.16	1,500,000	4.3	$0.16	750,000	$0.16	3.8
0.24	510,000	3.1	.24	371,875	.24	3.1
0.36	270,000	3.5	.36	185,250	.36	3.4
0.62	4,170,000	4.9	0.62	-
$.16-.62	6,450,000	4.6	$0.47	1,303,125	$0.21	3.5

As of December 31, 2008
	Outstanding			Exercisable
Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years
$0.16	1,500,000	4.5	$0.16	750,000	$0.16	4.0
0.24	510,000	3.3	.24	340,000	.24	3.3
0.36	288,000	3.7	.36	163,250	.36	3.7
0.62	4,195,000	5.2	0.62	-
$.16-.62	6,493,000	4.6	$0.47	1,253,250	$0.21	3.8

SEQUOIA MEDIA GROUP, LC
Unaudited Notes to Financial Statements
Continued

As of March 31, 2008 and December 31, 2007, options outstanding had an aggregate intrinsic value of $704,535 and $710,121, respectively.

As of March 31, 2008, there was approximately $721,762, respectively, of total unrecognized equity-based compensation cost related to option grants that will be recognized over a weighted average period of 2.35 years.  All common unit options outstanding as of the date of the merger (described in Note 2) were converted into options to purchase the common stock of SAH.

8.           Commitments and Contingencies

Litigation
On December 17, 2007, Robert L. Bishop, who worked with the Company in a limited capacity in 2004 and is a current member of a limited liability company that owns an equity interest in the Company, filed a legal claim alleging a right to unpaid wages and/or commissions (with no amount specified) and company equity.  The complaint was served on the Company on January 7, 2008.  The Company timely filed an Answer denying Mr. Bishop’s claims and counterclaiming interference by Mr. Bishop with the Company’s capital raising efforts.  The Company intends to vigorously defend against Mr. Bishop’s claims and pursue its counterclaim.

Warranty Obligations
The Company provides a 90-day warranty on certain manufactured products. As of March 31, 2008 and December 31, 2007, these obligations have not been significant. The Company does not expect these obligations to become significant in the future and no related liability has been accrued as of March 31, 2008 and December 31, 2007.